March 12, 2015

Dennis Mulroy

RE: Offer of Employment

La Jolla Pharmaceutical Company (the “Company”) is pleased to offer you the full-time position of Chief Financial Officer. Your anticipated starting date of employment (“Employment Start Date”) will be tentatively April 6, 2015. This offer, and your employment relationship, will be subject to the terms and conditions of this letter.

If you decide to join us, your initial annual base salary will be $320,000, less applicable withholdings and deductions, paid in accordance with the Company’s normal payroll practices. Thereafter, the Company’s Board of Directors will consider you for annual increases in base salary in accordance with Company policy and subject to review and approval by the Board of Directors or its Compensation Committee. Additionally, you will be eligible for an annual bonus in a target amount equal to 35% of your annual base salary, subject to achievement of individual and Company goals established annually. Annual bonus payouts will be pro-rated for your first year of service and payment will be conditioned upon your continued employment with the Company through the date of payment; you will not be eligible to receive bonus payments for completed fiscal years if your service terminates prior to the date of payment.

Please understand that your offer of employment is contingent upon the satisfactory outcome of a personal background check, which, depending upon your position and department, may include professional references, verification of previous employment and education, criminal background check, drug screening, a department motor vehicle (DMV) check and/or a consumer credit check.

Subject to approval by the Board of Directors and your commencement of employment, you will be eligible to receive an option to purchase up to 60,000 shares of Company common stock, at a price per share equal to the fair value of the common stock on the date of grant (the “Option”). The Option will vest with respect to one-quarter of the underlying shares on the first anniversary of your commencement of employment, and then will vest monthly thereafter over the next three years, so that the Option is fully vested and exercisable over a period of four years, subject to your continued service during this time. The Option will be granted as an “inducement” award and outside of the Company’s existing stockholder-approved equity compensation plans, but will be subject in all respects to the terms and conditions of the Company’s equity compensation plans and form of award agreement.

During your employment, you will be eligible to participate in any and all employee benefit plans made available by the Company from time to time to its employees generally, subject to plan terms and generally applicable Company policies. In addition to holidays observed by the Company, you will be eligible for vacation in accordance with the policies of the Company, as in effect from time to time. The Company reserves the right to change or eliminate its benefits on a prospective basis at any time

You will be expected to devote your full business time and your best professional efforts, judgment, knowledge and skill exclusively to the performance of your duties and responsibilities for the Company and its affiliates, and to abide by all Company policies and codes of conduct, as in effect from time to time. As Chief Financial Officer, you will report to the Chief Executive Officer and be expected to perform the duties of your position and such other duties as may be assigned to you from time to time.

If you accept our offer, your employment with the Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your position, duties or reporting relationship to meet business needs, and to use its managerial discretion in deciding on appropriate discipline when it deems circumstances so warrant.

This offer is contingent upon the following:

•	You signing and abiding by the Company’s Proprietary Information, Nondisclosure, and Assignment Agreement (see enclosed);

•	You signing the Company’s Mutual Agreement to Arbitrate (see enclosed);

•
Your compliance with federal I-9 requirements (although you have three days to complete this process, please provide suitable documentation on your first day of work verifying your identity and legal authorization to work in the United States).

This letter, including the enclosed Proprietary Information, Nondisclosure, and Assignment Agreement and Mutual Agreement to Arbitrate, constitutes the entire agreement between you and the Company relating to this subject matter, and supersedes all prior or contemporaneous agreements, understandings, negotiations and representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended, and no breach is to be regarded as waived, unless agreed to in a specific, written agreement signed by you and the Company. This letter shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to our offices at 4660 La Jolla Village Drive, Suite 1070, San Diego, CA 92122 or by email to srowe@ljpc.com. If you do accept as provided, this letter will take effect as a binding agreement between you and the Company on the date it is received, provided that you sign, date and return the Company’s Proprietary Information, Nondisclosure, and Assignment Agreement and Mutual Agreement to Arbitrate and satisfy the other conditions set forth above by no later than 5:00 p.m. (Pacific Time) on March 16, 2015.

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call me at (858) 256-7910.

Sincerely,

/s/ George F. Tidmarsh

George F. Tidmarsh, MD, PhD
Chief Executive Officer

ACCEPTED AND AGREED:

Dated:	March 16, 2015	/s/ Dennis M. Mulroy
Dennis M. Mulroy